Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Metabasis Therapeutics, Inc. for the registration of  9,450,000 shares of common stock to be filed on October 14, 2005 and to the incorporation by reference therein of our report dated March 7, 2005, with respect to the financial statements of Metabasis Therapeutics, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
October 12, 2005